Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105189, 333-33210, 333-44539, 33-77148, 333-114067 and 333-114408, all on Forms S-8 of Tufco Technologies, Inc. of our report dated December 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective October 1, 2001), appearing in the Annual Report on Form 10-K of Tufco Technologies, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
December 29, 2004